EXHIBIT 99.1 Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050 (408) 562-8400 Main (408) 567-1800 Fax

Rovi Corporation Announces Closing of its $460 Million 2.625% Convertible Senior Note Offering

Santa Clara, Calif.—March 17, 2010—Rovi Corporation (NASDAQ: ROVI) announced today the closing of its offering of $460 million aggregate principal amount of 2.625% convertible senior notes due in 2040, at an issue price of 100% of the principal amount of the notes. The notes were issued in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The closing included $60 million aggregate principal amount of notes issued following the full exercise, by the initial purchasers of the notes, of an option to purchase such notes solely to cover over-allotments.

The notes are unsecured, unsubordinated obligations of Rovi Corporation. Interest on the notes is payable semi-annually in cash at a rate of 2.625% per annum beginning August 15, 2010, and the notes are convertible into cash up to the principal amount of the notes and, with respect to any excess conversion value, Company common stock. Prior to November 15, 2039, the notes will be convertible only upon satisfaction of certain conditions. The Company estimates that the net proceeds from the offering will be approximately $445.8 million, after deducting initial purchasers’ discounts and estimated offering expenses. The notes will mature on March 15, 2040, and will first become redeemable by the Company, and can first be put to the Company by holders on February 20, 2015.

Concurrently with the offering, the Company used $159.6 million of the net proceeds of the offering to repay all outstanding amounts under its senior secured credit facility, $100 million of the net proceeds of the offering to repurchase approximately 2.7 million shares of its common stock in negotiated transactions with institutional investors, and approximately $56.4 million of the net proceeds of the offering to repurchase $40.9 million principal amount of its outstanding 2.625% convertible senior notes due 2011 in negotiated transactions with institutional investors. The Company may use remaining net proceeds, from time to time, to purchase additional shares of its common stock pursuant to its stock repurchase program or make open market purchases of the 2011 Notes, and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Rovi Corporation’s common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.